Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2018 FIRST QUARTER RESULTS

•Q1 2018 GAAP diluted EPS was $0.68 compared to $0.70 in Q1 2017. The first quarter of 2017 included a $0.10 nonrecurring discrete tax benefit.

•Adjusted diluted EPS was $0.68 compared to Q1 2017 adjusted diluted EPS of $0.60, a 13.3% year-over-year increase.

•Q1 2018 Sales were a record $540 million, an increase of 12.8% over first quarter 2017 (10.2% increase in constant currency).

•Free Cash Flow for Q1 2018 was $3.1 million, a $34 million improvement over Q1 2017.

•Full year 2018 guidance is reaffirmed.

See Table C for reconciliation of GAAP and non-GAAP net income and earnings per share. Free cash flow is operating cash flow less cash paid for capital expenditures.

Summary of Results from Operations
	Quarter Ended
	March 31,
(In millions, except per share data)	2018	2017	% Change

Net Sales	$540.1	$478.8	12.8%
Net sales change in constant currency			10.2%
Operating Income	82.4	78.6	4.8%
Net Income	61.6	64.6	(4.6)%
Diluted net income per common share	$0.68	$0.70	(2.9)%

Non-GAAP Measures for year-over-year comparisons:
Adjusted Operating Income	$82.4	$78.6	4.8%
As a % of sales	15.3%	16.4%
Adjusted Net Income (table C)	61.6	55.5	11.0%
Adjusted diluted net income per share	$0.68	$0.60	13.3%

STAMFORD, Conn. April 23, 2018 – Hexcel Corporation (NYSE: HXL) today reported first quarter 2018 results including record net sales of $540.1 million and adjusted diluted EPS of $0.68.

Nick Stanage, Chairman, CEO and President said: “2018 is off to a solid start, with Hexcel generating record sales with growth across all of our markets, as well as increasing adjusted diluted earnings per share by over 13 percent year-over-year. We also generated positive free cash flow during the quarter -- the first time in recent history we have done so in the first three months of the year, further underscoring Hexcel’s transition to a cash generation cycle. We remain focused on operational excellence, innovation to support next-generation composite solutions for our customers, and continued cash generation.”

Markets

Sales for the first quarter of 2018 were $540.1 million, an increase of 12.8% (10.2% in constant currency) over the first quarter of 2017.

These results reflect the recent implementation of ASC 606 Revenue from Contracts with Customers. The impact in Q1 2018 was a reduction in sales of $2.9 million. The associated EPS impact was a decrease of less than one cent. The adjustment arises due to a reduction in the level of certain inventory types between December 31, 2017 and March 31, 2018.

Commercial Aerospace

•

Commercial Aerospace sales of $382.7 million increased 10.2% (9.4% in constant currency) for the first quarter of 2018 as compared to the prior year period. The quarter saw positive growth for most programs with particularly strong performance for the A320neo, 737MAX and the A350. The buildrate outlook for key aerospace programs remains strong and provides confidence in the Company’s projected growth for the year.

•

Sales to “Other Commercial Aerospace” which includes regional and business aircraft, were up over 30% for the first quarter of 2018 as compared to 2017, driven by business and regional jets which were up substantially versus the first quarter of 2017.

Space & Defense

•

Space & Defense sales of $90.1 million increased 17.5% (13.6% in constant currency) for the quarter as compared to the soft first quarter of 2017. Growth in the F-35 Joint Strike Fighter was the primary driver in the quarter along with continued strength in military rotorcraft. This growth was partially offset by a decline in the A400M. Sales for the quarter related to civil helicopters were the strongest in more than two years – and were more than double the first quarter of 2017.

Industrial

•

Total Industrial sales of $67.3 million for the first quarter of 2018 increased 22.6% (10.3% in constant currency) as compared to the first quarter of 2017. Wind energy sales (the largest sub-market in Industrial) improved 10.6% in constant currency compared to the prior year period as the transition to new generation wind blades at the Company’s largest wind energy customer has begun. This transition will become stronger in the remaining quarters of 2018.

Consolidated Operations

•

Gross margin for the first quarter of 2018 was 26.4% compared to 28.0% in the first quarter of 2017. Margin for the first quarter included an increase in depreciation of around $5 million compared to the first quarter of 2017 reflecting the timing of recent capital expenditures to support growth. In addition, the quarter also saw headwinds related to startup costs for the

Company’s new manufacturing operations in Roussillon, France. Hexcel continues to expect the Roussillon plant construction to be completed mid-year and contribute to the second half of the year.
•

Operating expenses for the first quarter were in line with Company expectations, although higher than Q1 2017 driven by product qualifications and R&T expenditures combined with the unfavorable currency rate impact of a weaker dollar. On a constant currency basis, selling, general and administrative expenses were up 2.6% and research and technology expenses were up 3.7%.

•

Adjusted operating income in the first quarter of 2018 was $82.4 million, or 15.3% of sales, compared to $78.6 million, or 16.4% of sales, in 2017. Exchange rates, after taking hedges into account, favorably impacted the first quarter by about 20 basis points compared to 2017.

Cash and Other

•

The tax provision was $14.1 million for the quarter, based on an effective tax rate of 18.9%,  compared to 11.9% in 2017. The first quarter of 2017 included a nonrecurring discrete benefit of $9.1 million. Excluding this nonrecurring benefit, the effective tax rate for the first quarter of 2017 was 24.4%. Both periods benefitted from deductions associated with share-based compensation payments, as this activity is typically highest in the first quarter. The underlying effective tax rate still is expected to be 25% for the year. The year-over-year reduction in the underlying effective tax rate from 30% to 25% is primarily a result of the U.S. Tax Cuts and Jobs Act (tax reform).

•

Free cash flow generated in the first quarter of 2018 was $3.1 million compared to a use of $31.3 million in the first quarter of 2017, a $34.4 million year-over-year improvement. Working capital was a use of $46.2 million in the first quarter of 2018 compared to a $39.7 million use in the first quarter of 2017. Capital expenditures (cash basis) were $59.5 million in first quarter 2018 compared to $85.5 million in first quarter 2017. Free cash flow is defined as cash provided from operating activities less cash paid for capital expenditures.

•	The Company used $30.1 million to repurchase shares of its common stock during the first quarter of 2018 and has $212.4 million remaining under the authorized share repurchase program.
•	As announced today, the Board of Directors declared a quarterly dividend of $0.125 per share payable to stockholders of record as of May 4, 2018, with a payment date of May 11, 2018.

2018 Guidance (unchanged)

•	Sales of $2.10 billion to $2.20 billion
•	Adjusted diluted earnings per share of $2.96 to $3.10 – based on an Effective Tax Rate (ETR) of 25%
•	Free cash flow greater than $230 million
•	Accrual basis capital expenditures of $170 million to $190 million

*****

Hexcel will host a conference call at 10:00 a.m. ET, on April 24, 2018 to discuss the first quarter 2018 results. The event will be webcast via the investor relations webpage at www.hexcel.com. The event can also be accessed by dialing (409) 350-3491 and the conference ID is 6397039. Replays of the call will be available on the website.

*****

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures, used in commercial aerospace, space and defense and industrial applications. Learn more at www.Hexcel.com.

*****

Disclaimer on Forward Looking Statements

This news release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in the startup or ramp-ups of new aircraft programs, the outlook for space & defense revenues and the trend in wind energy and other industrial applications, including whether certain programs might be curtailed or discontinued or customers’ inventory levels reduced); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the Company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of all financial results for 2018 and beyond. The loss of, or significant reduction in purchases by Airbus, Boeing, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions, uncertainty regarding the exit of the U.K. from the European Union, unforeseen vulnerability of our network and systems to interruptions or failures and changes in or unexpected issues related to environmental regulations, legal matters, interest rates and tax codes. Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information
Kurt Goddard, Vice President – Investor Relations
(203) 352-6826
Kurt.Goddard@Hexcel.com

Hexcel Corporation and Subsidiaries
Consolidated Statements of Operations
	Unaudited
	Quarter Ended
	March 31,
(In millions, except per share data)	2018	2017
Net sales	$540.1	$478.8
Cost of sales	397.5	344.7
Gross margin	142.6	134.1
% Gross Margin	26.4%	28.0%

Selling, general and administrative expenses	46.4	42.9
Research and technology expenses	13.8	12.6
Operating income	82.4	78.6

Interest expense, net	8.0	6.2
Income before income taxes, and equity in earnings of affiliated companies	74.4	72.4
Provision for income taxes	14.1	8.6
Income before equity in earnings of affiliated companies	60.3	63.8
Equity in earnings from affiliated companies	1.3	0.8
Net income	$61.6	$64.6

Basic net income per common share:	$0.68	$0.71

Diluted net income per common share:	$0.68	$0.70

Weighted-average common shares:
Basic	90.0	91.4
Diluted	91.2	92.9

Hexcel Corporation and Subsidiaries
Consolidated Balance Sheets
	Unaudited
(In millions)	March 31, 2018	December 31, 2017
Assets
Cash and cash equivalents	$49.8	$60.1
Accounts receivable, net	295.6	248.7
Inventories, net	300.8	314.0
Contract assets	35.2	-
Prepaid expenses and other current assets	34.5	33.9
Total current assets	715.9	656.7

Property, plant and equipment	2,815.1	2,743.9
Less accumulated depreciation	(913.0)	(877.6)
Net Property, plant and equipment	1,902.1	1,866.3

Goodwill and other intangible assets, net	150.2	148.7
Investments in affiliated companies	51.0	47.7
Other assets	65.5	61.5
Total assets	$2,884.7	$2,780.9

Liabilities and Stockholders' Equity
Liabilities:
Current portions of debt	$4.4	$4.3
Accounts payable	154.8	144.1
Accrued liabilities	111.6	113.7
Total current liabilities	270.8	262.1

Long-term debt	835.6	805.6
Other non-current liabilities	215.8	218.1
Total liabilities	$1,322.2	$1,285.8

Stockholders' equity:
Common stock, $0.01 par value, 200.0 shares authorized, 108.3 shares issued at March 31, 2018 and 107.8 shares issued at December 31, 2017	$1.1	$1.1
Additional paid-in capital	787.7	774.3
Retained earnings	1,548.7	1,496.1
Accumulated other comprehensive loss	(7.8)	(45.0)
	2,329.7	2,226.5

Less – Treasury stock, at cost, 18.7 and 18.2 shares at March 31, 2018 and December 31, 2017, respectively	(767.2)	(731.4)
Total stockholders' equity	1,562.5	1,495.1
Total liabilities and stockholders' equity	$2,884.7	$2,780.9

Hexcel Corporation and Subsidiaries
Consolidated Statements of Cash Flows
	Unaudited
	Quarter Ended
	March 31,
(In millions)	2018	2017

Cash flows from operating activities
Net income	$61.6	$64.6
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	29.8	24.4
Amortization related to financing	0.3	0.4
Deferred income taxes	10.1	(5.1)
Equity in earnings from affiliated companies	(1.3)	(0.8)
Share-based compensation expense	9.9	10.9

Changes in assets and liabilities:
Increase in accounts receivable	(41.2)	(19.5)
Increase in inventories	(14.6)	(10.9)
Decrease (increase) in prepaid expenses and other current assets	2.6	(8.4)
Increase (decrease) in accounts payable/accrued liabilities	7.0	(0.9)
Other - net	(1.6)	(0.5)
Net cash provided by operating activities (a)	62.6	54.2

Cash flows from investing activities
Capital expenditures (b)	(59.5)	(85.5)
Acquisitions of business and investments in affiliates	-	(10.0)
Net cash used in investing activities	(59.5)	(95.5)

Cash flows from financing activities
Proceeds from senior notes due 2027	-	398.3
Proceeds from settlement of treasury locks	-	10.0
Proceeds from Euro term loan	-	37.4
Borrowings from senior unsecured credit facility	133.0	175.0
Repayment of senior unsecured credit facility	(105.0)	(455.0)
Issuance costs related to credit facility	-	(3.7)
Repayments of other debt, net	-	(0.1)
Dividends paid on common stock	(11.2)	(10.1)
Repurchase of stock	(30.1)	(63.7)
Activity under stock plans	(2.2)	(0.3)
Net cash (used in) provided by financing activities	(15.5)	87.8
Effect of exchange rate changes on cash and cash equivalents	2.1	0.4
Net (decrease) increase in cash and cash equivalents	(10.3)	46.9
Cash and cash equivalents at beginning of period	60.1	35.2
Cash and cash equivalents at end of period	$49.8	$82.1

Supplemental data:
Free Cash Flow (a)+(b)	$3.1	$(31.3)
Accrual basis additions to property, plant and equipment	$45.3	$92.9

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market
Quarter Ended March 31, 2018 and 2017						Table A
	Unaudited
(In millions)	As Reported			Constant Currency (a)
			B/(W)	FX		B/(W)
Market	2018	2017	%	Effect (b)	2017	%
Commercial Aerospace	$382.7	$347.2	10.2	$2.6	$349.8	9.4
Space & Defense	90.1	76.7	17.5	2.6	79.3	13.6
Industrial	67.3	54.9	22.6	6.1	61.0	10.3
Consolidated Total	$540.1	$478.8	12.8	$11.3	$490.1	10.2

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	70.9	72.5			71.4
Space & Defense	16.7	16.0			16.2
Industrial	12.4	11.5			12.4
Consolidated Total	100.0	100.0			100.0

(a)

To assist in the analysis of the Company’s net sales trend, total net sales and sales by market for the quarter ended March 31, 2017 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2018 and are referred to as “constant currency” sales.

(b)	FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries
Segment Information				Table B
	Unaudited
(In millions)	Composite Materials	Engineered Products	Corporate & Other (a)	Total
First Quarter 2018
Net sales to external customers	$444.6	$95.5	$-	$540.1
Intersegment sales	19.2	-	(19.2)	-
Total sales	463.8	95.5	(19.2)	540.1

Operating income (loss)	91.0	9.9	(18.5)	82.4
% Operating margin	19.6%	10.4%		15.3%

Depreciation and amortization	27.5	2.3	-	29.8
Stock-based compensation expense	3.6	0.7	5.6	9.9
Accrual based additions to capital expenditures	45.3	-	-	45.3

First Quarter 2017
Net sales to external customers	$387.5	$91.3	$-	$478.8
Intersegment sales	17.1	-	(17.1)	-
Total sales	404.6	91.3	(17.1)	478.8

Operating income (loss)	81.9	13.0	(16.3)	78.6
% Operating margin	20.2%	14.2%		16.4%

Depreciation and amortization	22.5	1.8	0.1	24.4
Stock-based compensation expense	3.4	0.7	6.8	10.9
Accrual based additions to capital expenditures	86.6	6.3	-	92.9

(a)	Hexcel does not allocate corporate expenses to the operating segments.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP to Non-GAAP Net Income, EPS and Tax Rate					Table C
	Unaudited
	Quarter Ended March 31,
(In millions, except per diluted share data)	2018			2017
	Net Income	EPS	Tax Rate %	Net Income	EPS	Tax Rate %

GAAP	$61.6	$0.68	18.9	$64.6	$0.70	11.9
Discrete Tax Benefit (a)	-	-	-	(9.1)	(0.10)	12.5
Non-GAAP	$61.6	$0.68	18.9	$55.5	$0.60	24.4

(a)	The 2017 quarter includes a benefit of $9.1 million primarily related to the release of a valuation allowance in a foreign jurisdiction.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash			Table D
	Unaudited
	March 31,	December 31,	March 31,
(In millions)	2018	2017	2017

Current portion of capital lease	$-	$-	$0.4
Euro term loan	4.4	4.3	3.8
Total current debt	4.4	4.3	4.2

Euro term loan	65.1	63.3	60.3
Long-term credit facility due 2021	78.0	50.0	85.0
Unsecured bonds due 2025	300.0	300.0	300.0
Unsecured bonds due 2027	400.0	400.0	400.0
Original issue discounts, deferred financing fees and other	(7.5)	(7.7)	(8.3)
Total long-term debt	835.6	805.6	837.0
Total Debt	840.0	809.9	841.2
Less: Cash and cash equivalents	(49.8)	(60.1)	(82.1)
Total debt, net of cash	$790.2	$749.8	$759.1

NOTE: Management believes that an adjusted net income, adjusted diluted net income per share, the adjusted tax rate and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items. Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.